Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 29, 2016, with respect to the Statement of Operating Revenues and Direct Operating Expenses of Bayswater Properties Acquired by Extraction Oil & Gas, LLC as of December 31, 2015, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

December 22, 2016